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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 4)



                             UFP TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK - $.01 PAR VALUE
--------------------------------------------------------------------------------

                                    902673102
--------------------------------------------------------------------------------
                                 (CUSIP Number)







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                                  SCHEDULE 13G

CUSIP No. 902673102

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

                          RICHARD L. BAILLY
         -----------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                      ----------------------------------------------------------

4)       Citizenship or Place of Organization  U.S.A.
                                              ---------------------------------

Number of Shares       5)      Sole Voting Power          279,068
Beneficially Owned                                ------------------------------
By Each Reporting
Person With            6)      Shared Voting Power          175,924
                                                    ----------------------------

                       7)      Sole Dispositive Power          279,068
                                                     ---------------------------

                       8)      Shared Dispositive Power          175,924
                                                       -------------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                 454,992
         -----------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)        9.7%
                                                          ----------------------

12)      Type of Reporting Person (See Instructions)               IN
                                                    ----------------------------






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                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

                                 AMENDMENT NO. 4


Item 1 (a)   Name of Issuer:  UFP Technologies, Inc.

       (b)   Address of Issuer's Principal Executive Offices:

                 172 East Main Street
                 Georgetown, Massachusetts 01833

Item 2 (a)   Name of Person Filing:  Richard L. Bailly

       (b)   Address of Principal Business Office or, if none, Residence:

                 172 East Main Street
                 Georgetown, Massachusetts 01833

       (c)   Citizenship:  USA

       (d)   Title of Class of Securities, Common Stock, $.01 par value

       (e)   CUSIP NUMBER:  902673102

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                           Not Applicable

Item 4 (a)   Amount Beneficially Owned:                              454,992

       (b)   Percent of Class:                                       9.7%

       (c)   Number of Shares as to which such person has:

                 (i)  sole power to direct the vote                  279,068

                 (ii) shared power to vote or to direct the vote     175,924


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                    (iii) sole power to dispose or to direct the disposition of
                                                                        279,068

                    (iv)  shared power to dispose or to direct the
                          disposition of
                                                                        175,924


Item 5          Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                Not Applicable

Item 8          Identification and Classification of Members of the Group:

                Not Applicable

Item 9          Notice of Dissolution of Group:

                Not Applicable

Item 10         Certification

                Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                February 13, 1998
                                ----------------------
                                Date


                                /s/ Richard L. Bailly
                                ----------------------
                                Signature


                                Richard L. Bailly
                                ----------------------
                                Name/Title


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